EXHIBIT 2.1


                               No. 93 of the Notarial Records Register for 2002


                                  Public Deed

                             (Offentliche Urkunde)


                                on that certain

                           Share Purchase Agreement

                          regarding the acquisition of


                              SiTeco Holding GmbH,
                                   Traunreut
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                                   Transacted


                     at Zug on this 2nd day of August 2002.


                       Before me, the undersigned notary


                            Markus Schnurrenberger,


                  whose official seat is at Zug, Switzerland,


personally appeared today:

1. Mr. George MacLean, born on 10.03.1935, residing at 230 Half Mile Road, Red Bank, NJ 07701, USA, identified to the notary's satisfaction by presentation of his valid US passport,

        Dr. Ulrich Hennings, born on 10.10.1958, with office address at Friedrichstrasse 79-8O, 10117 Berlin, Germany, identified to the notary's satisfaction by presentation of his valid German passport,

        a) acting not in their own names but on behalf of JUST Holdings Inc., pursuant to a written power of attorney, copy of which is attached hereto;

        b) acting not in their own names but on behalf of U.S. Industries, Inc., pursuant to a written power of attorney, copy of which is attached hereto.

2. Mr. Ralph Jaeger, born on 24.10.1975, with office address at Kardinal-Faulhaber-Str. 10, 80333 Munich, Germany, identified to the notary's satisfaction by presentation of his valid German passport, acting not in his own name but on behalf of Ganymed Einhundertfunfundachtzigste Vermogensverwaltungs GmbH (expectant: Siteco Vermogensverwaltungs GmbH), in his capacity as managing director being exempted from the restrictions of Sec. 181 of the German Civil Code, Ganymed Einhundertfunfundachtzigste Vermogensverwaltungs GmbH (expectant: Siteco Vermogensverwaltungs GmbH) acting as sole general partner of Siteco Beteiligungs GmbH & Co KG which has been established but not yet registered in the commercial register.
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The appearing individuals asked the notary to record their statements in the
English language with which the notary is fully familiar and with which the appearing individuals are likewise fully familiar to the notary's satisfaction. The right to assistance by a sworn interpreter or to a written translation into the German language was waived.

The question of a prior involvement within the meaning of sec. 3(1) Sent. 1 No. 7 of the German Notarial Recordings Act was answered in the negative by the appearing individuals.

The appearing individuals then asked the notary to record the following:
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Revised Mark-up Baker & McKenzie
31 July 2002
based on Freshfields draft of July 25,2002


                            SHARE PURCHASE AGREEMENT


                                 regarding the
                                 acquisition of


                              SiTeco Holding GmbH
                                   Traunreut


                                BAKER & McKENZIE
                              Friedrichstr. 79-80
                                  10117 Berlin
                                    Germany
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BAKER& MCKENZIE                         2


                                 Table of Contents


                                                                           Page
  Preamble                                                                    7
   1. Current Status                                                          8
   2. Sale and Transfer                                                       8
   3. Purchase Price; Payments                                                9
   4. Adjustment of Preliminary Purchase Price                               11
   5. Closing                                                                14
   6. Seller's Liability                                                     16
   7. Remedies                                                               28
   8. Environmental Indemnification; Tax Liabilities                         30
   9. Covenants for Period Until Closing                                     37
  10. Non-competition                                                        39
  11. Merger Notification                                                    40
  12. Transition of Business                                                 40
  13. COnfidentiality and Public Announcements                               41
  14. Notices                                                                42
  15. Costs                                                                  43
  16. Miscellaneous                                                          43

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BAKER & McKENZIE                          3


                                 Index of Defined Terms
                                                                       Page
Accounting Principles                                                     12
Affiliate                                                                  8
Breach Notice                                                             28
Business                                                                   8
Business Day                                                              10
Cash                                                                       9
Cleanup Standard                                                          30
Closing                                                                   15
Closing Conditions                                                        14
Closing Confirmation                                                      15
Closing Date                                                              15
Closing Date Balance Sheet                                                12
Closing Documents                                                         15
Closing Events                                                            15
Company                                                                    8
Competitor                                                                39
Consolidated Annual Statements                                            18
Contractual Interest Rate                                                 10
Employee Benefits                                                         24
Environmental Authority                                                   30
Environmental Laws                                                        30
Environmental Matters                                                     30
Estimated Net Worth                                                       11
Estimated Balance Sheet                                                   11
Financial Debt                                                             9
Final Net Worth                                                           11
Group                                                                      8
Group Company                                                              8
Group Companies                                                            8
Hazardous Materials                                                       30
Insurance Policies                                                        22
Intellectual Property Rights                                              19
Interests                                                                  8
Lead Party                                                                33
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BAKER & McKENZIE                            4


Legal Entities                                                               8
License Agreement                                                           20
Losses                                                                      28
Material Agreements                                                         21
Neutral Auditor                                                             13
Open Issues                                                                 30
Party                                                                        7
Parties                                                                      7
Payment Confirmations                                                       10
Pensions                                                                    24
Permits                                                                     23
Post-Closing Environmental Liability                                        30
Pre-Closing Environmental Liability                                         31
Preliminary Balance Sheet                                                   12
Preliminary Purchase Price                                                   9
Proprietary Information                                                     40
Public Subsidies                                                            23
Purchase Price                                                               9
Purchaser                                                                    7
Purchaser Indemnity                                                         32
Purchaser's Bank Account                                                    10
Purchaser Tax Act                                                           35
Real Estate                                                                 19
Remedial Action                                                             31
Restrictive Collective Arrangements                                         25
Secondary Recipients                                                        41
Seller                                                                       7
Seller's Affiliate                                                           8
Seller's Bank Account                                                       10
Seller's Guarantor                                                           7
Share                                                                        8
Subsidiaries                                                                 8
Target Net Worth                                                            11
Taxes                                                                       34
US GAAP                                                                     12


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BAKER & McKENZIE                        5

                           List of Exhibits

Exhibit 1.4                     List of Subsidiaries

Exhibit 4.1.1                   List of Accruals dissolved by June 30, 2002

Exhibit 4.2.1                   Preliminary Balance Sheet

Exhibit 4.2.2                   Accounting Principles + Appendix A

Exhibit 5.2.1                   Closing Documents + Appendix B

Exhibit 6.3.1                   List of Excerpts from Commercial Registers

Exhibit 6.3.4                   List of Articles of Association of the Group
                                 Companies

Exhibit 6.3.9                   Description of Distribution

Exhibit 6.4                     Consolidated Annual Statements

Exhibit 6.6.1                   List of Real Estate

Exhibit 6.7.1                   List of Intellectual Property Rights,
                                 Exceptions from Legal or Benefi-
                                 cial Ownership and List of Challenges

Exhibit 6.7.2                   List of License Agreements

Exhibit 6.7.5                   List of Challenges of Intellectual Property
                                 Rights

Exhibit 6.7.8                   List of Contracts with Change of Central Clauses

Exhibit 6.8.1 (i)- (xviii)      Lists of Material Agreements

Exhibit 6.83                    Lists of Non-compliance

Exhibit 6.9.1 Part A            Lists of Insurance Policies

Exhibit 6.9.1 Part B            Lists of Insurance Policies Expiring on Closing
                                 Date

Exhibit 6.9.3                   List of Certain Insurance Related Claims

Exhibit 6.11.1                  List of Pending Cases of Litigation

Exhibit 6.11.2                  List of Cases of Threatened Litigation or
                                 Administrative Proceedings

Exhibit 6.12.1                  List of Employees

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           BAKER & McKENZIE                      6


           Exhibit 6.12.2      List of Certain Contracts with Managing Directors


           Exhibit 6.12.3      List of Employee Benefits

           Exhibit 6.12.4      List of Pensions

           Exhibit 6.12.5      List of Restrictive Collective Arrangements

           Exhibit 6.13        Lists of Certain Product Liability or Warranty
                                Claims

           Exhibit 6.14        List of Bank Accounts

           Exhibit 6.16        List of Material Changes since March 30, 2002

           Exhibit 6.18        List of Employees Relating to Seller's Best
                                Knowledge

           Exhibit 8.1.1       List of Open Issues

           Exhibit 9.2 (g)     List of Certain Capital Expenditures

           Exhibit 10.1        List of Certain Countries

           Exhibit 12.2.1      List of Certain Agreements to Be Terminated


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BAKER & McKENZIE                    7


                        SHARE PURCHASE AGREEMENT


between

1. JUSI Holdings Inc., having its business address at 300 Delaware Avenue, Suite 516 Wilmington, Delaware 19801-1622 USA, a company organized under the laws of the State of Delaware/USA
                                                                   - "Seller" -

2. U.S. Industries, Inc., having its business address at 777 S. Flagler Drive, Suite 1108, West Palm Beach, FL 33041, USA, a company organized under the laws of the State of Delaware/USA
                                                       - "Seller's Guarantor" -

and

3. Siteco Beteiligungs GmbH & Co KG, having its business address c/o SiTeco Holding GmbH, Ohmstrasse 50, D - 83301 Traunreut, a limited partnership organized under German Law
                                                                - "Purchaser" -


- Seller, Seller's Guarantor and Purchaser each a "Party" and collectively the "Parties" -


Preamble

A. Seller is the sole shareholder of SiTeco Holding GmbH, which is active in the manufacture of lighting fixtures including indoor and outdoor lighting.

B. In pursuit of a strategic decision, the Seller intends to sell SiTeco Holding GmbH together with all its subsidiaries.

C. Purchaser intends to purchase from Seller SiTeco Holding GmbH together with all its subsidiaries.


Now, therefore, the Parties agree as follows:


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BAKER & McKENZIE                    8


1.      Current Status

1.1 The Company. SiTeco Holding GmbH (the "Company") is a German limited liability company having its registered domicile at 88301 Traunreut, Ohmstr. 50, and being registered with the Commercial Register at the Local Court (Amtsgericht) Traunstein under HRB 11210. The registered capital (Stammkapital) of the Company amounts to DM 3,000,00O.

1.2 The Business. The Company and its Subsidiaries as defined below are engaged in the development and manufacture of fixtures including indoor and outdoor lighting and such ancillary activities as are typically related thereto (the "Business").

1.3 The Share. Seller holds 100% of the registered capital (Stammkapital) of the Company consisting of one share in the nominal amount of DM 3,000,000 (the "Share"):

        Seller had, subject to a Share Pledge Agreement
        (Geschaeftsanteilsverpfaendung) dated October 26, 2001 pledged (verpfaendet) a partial share of the Company in the nominal amount of DM 1,950,000 (i.e. 65% of the Share) to a certain number of banks with immediate effect. The banks are willing to release such pledge as of the Closing Date of this Agreement (as defined below).

1.4 Subsidiaries. The Company holds directly shares and other equity interests (collectively "Interests") in other corporations, companies or other legal entities (collectively "Legal Entities") as shown (in each case with the number and par values or nominal amount, if any, of the Interest) in Exhibit 1.4 (the "Subsidiaries"). Exhibit 1.4 shows the percentage rates at which the Company holds Interests in the Subsidiaries as well as the percentage rates of respective minority shareholders. None of the Interests are pledged. The Company and the Subsidiaries are collectively referred to as the "Group" or the "Group Companies" and each as a "Group Company".

1.5 Affiliate: Seller's Affiliates. For all purposes of this Agreement the term "Affiliate" of any individual person or Legal Entity shall mean any other Legal Entity (wherever incorporated or established) which is an affiliated enterprise (verbundenes Unternehmen) of such individual person or Legal Entity within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz - AktG -). "Seller's Affiliate" shall mean any Affiliate of Seller other than a Group Company.

2.      Sale and Transfer

2.1 Sale and Transfer of the Share. Seller sells (verkauft) and, subject to the conditions precedent (aufschiebende Bedingungen) of (i) payment of the Preliminary Purchase Price in accordance with Section 3 and (ii) satisfaction of the Closing Condition set forth in Section 5.1.1(a) (merger approvals), transfers (ubertragt) the Share to Purchaser. Purchaser hereby accepts such sale and transfer. The condition precedent under no. (i) above shall be irrebuttably deemed satisfied with the receipt by Purchaser of the Payment Confirmations.

2.2 Ancillary Rights. The sale and transfer of the Share shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed profits from any periods prior to the Closing Date and the rights to dividends for the full fiscal year 2002.

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BAKER & McKENZIE                9


2.3 Effective Date of Sale. Beneficial title to the Share shall pass (wirtschaftlicher Ubergang) to Purchaser as of the Closing Date.

2.4     Consents.

        * The Articles of Purchaser do not require any consent by the shareholders or by Purchaser to the purchase and transfer of the Share under this Agreement.

        * The Articles of the Company require a consent by the shareholders to the sale and transfer of the Share under this Agreement. In view of the fact that the Seller is the sole shareholder of the Company, the Seller hereby gives, in order to comply with this formal requirement, its consent to this sale.

        * The Articles of Seller or other documents do not require any consent by the shareholders, by Seller or third parties to the sale and transfer of the Share under this Agreement, except for the pledge described in Section 1.3.

3.      Purchase Price; Payments

3.1     Purchase Price

3.1.1 Purchase Price. The purchase price for the Share shall be EUR 110,000,000 (in words Euro one hundred ten million) plus Cash as of March 30, 2002, i.e. EUR 7,771,000 (in words: Euro Seven Million Seven Hundred Seventy-One Thousand) plus the amount by which the Estimated
        Net Worth exceeds the Target Net Worth or minus the amount by which the Estimated Net Worth falls short of the Target Net Worth (the "Preliminary Purchase Price"). The Preliminary Purchase Price is subject to a post-closing adjustment pursuant to Section 4 to arrive at the final purchase price (the "Purchase Price"). None of the Group Companies had on March 30, 2002, has now or shall have on the Closing Date any Financial Debt as defined below.

3.12    Definitions.

        (a)     "Financial Debt" shall mean the sum of

                (i) all debt owed to banks (Kreditinstitute) and other third party lenders (excluding inter-company debts to Seller and its Affiliates which will be cancelled or forgiven as of the Closing Date, and including, without limitation, loans, overdrafts, bonds and promissory notes excluding, in any event, letters of credit, guarantees, surety bonds and pension liabilities or accruals), other than those resulting from the supply of goods and services provided that the payment terms are in line with the payment terms customary in the industry,

                (ii)    all payment ob1igations to Seller or Seller's
                        Affiliates other than those resulting from the supply of goods and services provided that the payment terms are in line with the payment terms customary in the industry, and

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BAKER & McKENZIE                  10


        (b)     "Cash" shall mean cash and cash equivalents as defined under US
                GAAP.


3.l.3 Payment of Preliminary Purchase Price. On the Closing Date, Purchaser shall pay the Preliminary Purchase Price.

3.1.4 Payment Confirmations. Seller shall instruct the bank maintaining Seller's Bank Account to confirm immediately upon receipt of payment of the Preliminary Purchase Price or any adjustment thereof, respectively, such receipt by telefax to Purchaser (the "Payment Confirmation").

3.2     General Rules for Payments

3.2.1 Modes of Payment. Any payments under this Agreement shall be made by wire transfer in immediately available funds free of bank and/or any other charges. Any Purchase Price Adjustment shall be paid by either Purchaser or Seller, as the case may be, paid within 5 (five) Business Days, as defined below, after the Closing Date Balance Sheet have become final and binding upon the Parties.

3.2.2 Bank Accounts; Business Days. Any payments to Seller or Purchaser under this Agreement shall be made to the following bank accounts or to such other bank accounts of which Seller or Purchaser, respectively, has notified the other Party at least 3 (three) Business Days prior to the instructions for the respective wire transfer being given:

        (a)     Payments to Seller:

                HSBC-Bank, United Kingdom, Exeter, Devon England;
                Sort Code: 40-20-30
                Account Name: U.S. Industries, Inc.
                Account No.: 39119886

                ("Seller's Bank Account")

        (b)     Payments to Purchaser:

                Purchaser will provide account details to Seller prior to closing.

                ("Purchaser's Bank Account")

        A "Business Day" shall mean a day on which banks both, in Frankfurt am Main and London, are open for business.

3.2.3 Interest. Any payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of actual payment at the rate of 300 basis points over the EURIBOR for 3-months deposits as reported in the "Financial Times" 2 (two)
        Business Days prior to the respective payment date (the "Contractual Interest Rate").

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BAKER & McKENZIE                 11


4.      Adjustment of Preliminary Purchase Price.

4.1     Definitions and Adjustment Procedure

        The Preliminary Purchase Price shall be adjusted as follows:

4.1.1   Definitions

        (a) "Target Net Worth" shall mean EUR 79,722,000 (in words: Euro Seventy-Nine Million Seven Hundred Twenty-Two Thousand).

        (b) "Final Net Worth" shall mean the assets of the Group Companies minus the liabilities of the Group Companies (excluding deferred income taxes and intercompany accounts) minus the amount of any cash received by the Group Companies as advance payments on any long term development or like agreements if and to the extent there is no equivalent (Gegenleistung) provided and invoiced (with P&L effect) to the customer other than such advance payments which existed already at March 30, 2002 minus the amount of any accruals or other credit balances which were dissolved after March 30, 2002, without incurring the specific cost for which the accrual or other credit balance was provided (including those for the period through June 30, 2002 listed in Exhibit 4.1.1) each as reflected in the Closing Date Balance Sheet, as defined in Section 4.3 below.

        (c) "Estimated Net Worth" shall mean the assets of the Group Companies minus the liabilities of the Group Companies (excluding deferred income taxes and intercompany accounts) minus the amount of any cash received by the Group Companies as advance payments on any long term development or like agree-ments if and to the extent there is no equivalent (Gegenleistung) provided and invoiced (with P&L effect) to the customer other than such advance payments which existed already at March 30, 2002 minus the amount of any accruals or other credit balances which were dissolved after March 30, 2002, without incurring the specific cost for which the accrual or other credit balance was provided (including those for the period through June 30, 2002 listed in Exhibit 4.1.1) each as reflected in the Estimated Balance Sheet, as defined in Section
                4.1.2 below.

4.1.2   Estimated Balance Sheet

        Within the first three Business Days after the Closing Conditions in
        Section 5.1.1 (a) through (c) have been fulfilled or waived, Seller shall prepare at its own cost and deliver to Purchaser an estimated balance sheet as of the Closing Date prepared in good faith in accordance with US GAAP applied on a basis consistent with the (i) Preliminary Balance Sheet and (ii) the Consolidated Annual Statements save as modified by the Accounting Principles and US GAAP accounting principles applicable to interim periods (the "Estimated Balance Sheet").

4.1.3   Adjustment of the Preliminary Purchase Price

        If the amount of the Final Net Worth is less than the Estimated Net Worth, the Preliminary Purchase Price (as computed on the basis of the Estimated Balance Sheet)
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BAKER & McKENZIE                  12


        shall be decreased by an amount equal to the difference between the Final Net Worth and the Estimated Net Worth. If the amount of the Final Net Worth is greater than the Estimated Net Worth, the Preliminary Purchase Price (as computed on the basis of the Estimated Balance Sheet) shall be increased by an amount equal to the difference between the Final Net Worth and the Estimated Net Worth.

4.2    Preliminary Balance Sheet

4.2.1 Statements. Attached as Exhibit 4.2.1 is the unaudited consolidated balance sheet of the Group Companies as of March 30, 2002 (the "Preliminary Balance Sheet").

4.2.2 Preparation. The Preliminary Balance Sheet was prepared by Seller in accordance with Generally Accepted Accounting Principles in the United States ("US GAAP") applied on a basis consistent with the Consolidated Annual Statements save as modified by Exhibit 4.2.2 (the "Accounting Principles") and modified by US GAAP accounting principles applicable to interim statements.

4.3     Closing Date Balance Sheet; Procedures

4.3.1 Statements. The Closing Date Balance Sheet shall consist of the consolidated balance sheet of the Group Companies as of the close of business on the day preceding the Closing Date including profit and loss statement and notes in accordance with interim recording (the "Closing Date Balance Sheet").

4.3.2 Preparation and Delivery by Seller. Seller shall prepare with the assistance of the Company the Closing Date Balance Sheet. The Closing Date Balance Sheet shall be prepared in accordance with the US GAAP applied on a basis consistent with the Preliminary Balance Sheet modified by the Accounting Principles. Within 75 (seventy-five) days after the Closing Date, Seller shall submit to Purchaser the Closing Date Balance Sheet together with the report from Ernst & Young stating that the Closing Date Balance Sheet was prepared in accordance with US GAAP modified as described in the Accounting Principles applied on a basis consistent with the Preliminary Balance Sheet and the Consolidated Annual Statements save as modified by the Accounting Principles and by the US GAAP accounting principles applicable to interim statements. Seller shall procure that Purchaser and his advisors obtain reasonable access to the working papers of Ernst
        & Young with respect to the preparation of the Closing Date Balance
        Sheet.

4.3.3 Objections of Purchaser. Any objections of Purchaser against the Closing Date Balance Sheet must be stated by Purchaser within 45 (forty-five) days after receipt of the Closing Date Balance Sheet by providing Seller with a written statement of objections, specifying in reasonable detail the grounds for the objections. If and to the extent that Purchaser does not object during such period in such manner, the Closing Date Balance Sheet shall, with the expiration of such period, be final and binding upon the Parties.

4.3.4 Partial Objection to Closing Date Balance Sheet. If and to the extent the Purchaser objects to the Closing Date Balance Sheet only in part, a preliminary determination of the purchase price shall be made based on the undisputed figures in the Closing Date Balance Sheet, and the payment resulting from such preliminary adjustment

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BAKER & McKENZIE                    13


        shall be made in accordance with Sections 3.2.1 and 3.2.3. The final determination and payment of the Purchase Price shall thereafter be made when the Closing Date Balance Sheet has become final and binding upon the Parties in their entirety.

4.3.5 Costs. Seller shall bear the costs for the preparation (excluding internal costs of the Group Companies) and Purchaser shall bear the costs for the review of the Closing Date Balance Sheet.


4.4     Resolution of Disputes

4.4.1 Appointment of Neutral Auditor. In the case of any objections of Purchaser against the Closing Date Balance Sheet timely stated by Purchaser in the required manner, Seller and Purchaser shall attempt in good faith to settle the disagreement. If Seller and Purchaser cannot settle the disagreements within 30 (thirty) days after receipt by Seller of Purchaser's statement of objections, Seller or Purchaser may present the matter to a neutral auditor from an auditing firm of international recognition to be jointly designated by Seller and Purchaser (the "Neutral Auditor"). If Seller and Purchaser cannot agree on the Neutral Auditor within 10 (ten) Business Days after the respective request for such designation, the Neutral Auditor shall be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprufer in Deutschland e. V.) after consideration of the proposals and comments by Seller and Purchaser. Seller and Purchaser shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Section 4.4.

4.4.2 Scope of Decisions of Neutral Auditor. The Neutral Auditor shall limit his or her decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Closing Date
        Balance Sheet determine the Closing Date Balance Sheet in its entirety. In respect of the issues in dispute the decisions of the Neutral Auditor shall remain within the positions taken by Seller and Purchaser. To the extent necessary for the decisions the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

4.4.3 Procedure. Seller and Purchaser shall make available to the Neutral Auditor the Closing Date Balance Sheet, the Purchaser's statement of objections and other documentation and data reasonably required by the Neutral Auditor to make the required decisions. The Neutral Auditor shall immediately submit copies of all documents and other data made available by Seller or Purchaser to the respective other Party as well. Before making the decisions the Neutral Auditor shall grant Seller and Purchaser the opportunity to present their positions, which shall include the opportunity of at least one oral hearing in the presence of Seller and Purchaser and their professional advisers. The Neutral Auditor shall use best efforts to deliver his or her written opinion with reasons for the decisions as soon as reasonably practical, but not later than 90 (ninety) days after the issues in dispute have been referred to the Neutral Auditor. The Neutral Auditor's decisions and the Closing Date Balance Sheet as determined by the Neutral Auditor shall be final and binding upon the Parties.


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BAKER & McKENZIE                    14


4.4.4 Costs. The costs and expenses of the Neutral Auditor shall be borne by Seller and Purchaser pro-rata in proportion to the amounts by which the Purchase Price as determined by Purchaser in the Closing Date Balance Sheet and by Seller in the Closing Date Balance Sheet deviates from the Purchase Price determined by the Neutral Auditor.


5.      Closing

5.1     Closing Conditions

5.1.1 Closing Conditions. The Closing of this Agreement shall be subject to each of following conditions ("Closing Conditions") being either fulfilled or waived by the Party entitled to such waiver pursuant to
        Section 5.1.2:

        (a) The transactions contemplated by this Agreement may be lawfully consummated pursuant to Sections 35 et subseq. German
                Antitrust Act (Gesetz gegen Wettbewerbsbeschrankungen - GWB -) and Austrian Merger Control laws without being subject to limitations or conditions (Auflagen oder Bedingungen), unless Purchaser in its discretion accepts the limitations and conditions in writing.

        (b) All other governmental or court approvals, resolutions or waivers have been obtained which are necessary for the execution and/or consummation of this Agreement and the transaction contemplated herein without violation of appli-cable law or any governmental or court order or decree by or to which Seller or any Group Company is bound.

        (c) There is no injunction or other court or governmental order prohibiting the Parties from consummation of this Agreement or the transactions contemplated herein, and no application for such order is pending or threatened.

        (d) The representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date (unless otherwise stated herein) in all material respects as if made on such date, and Purchaser has received a certificate of Seller to this effect and to Purchaser's satisfaction which certificate might include certain exceptions and Seller has provided Purchaser with copies of the documents listed in Exhibits 6.6.1 and 6.8.1(i).

        (e) Seller and the Company have fully performed and complied in all material respects with all covenants and other agreements required to be performed or complied with by Seller or the Company pursuant to this Agreement on or prior to the Closing Date.

        (f) Since March 30, 2002 no circumstances have occurred which have materially adversely affected or are reasonably likely to materially adversely affect the Group Companies' assets, business or financial condition or results of operations taken as a whole.


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BAKER & McKENZIE                    15


        (g) Purchaser has obtained final and binding financing commitments of the banks/lenders engaged by Purchaser to finance the transactions contemplated in this Agreement and has furnished copies of respective the commitment letters to Seller.
                Subject to the provisions of this Section 5.1.1, all conditions precedent for the drawing of funds under Purchaser's acquisition facility have been satisfied.

        (h) The pledges made under the Share Pledge Agreement in favour of certain banks described In Sections 1.3 have been released by such banks as pledgees as of the Closing Date.

5.1.2 Waiver of Closing Conditions. Except for the Closing Condition set forth in Section 5.1.1(a) Purchaser shall have the right to waive each of the Closing Conditions by written notice to Seller. Such waiver shall, however, not exclude or limit Seller's liability under Sections 6,7, 8 and 9.

5.1.3 Notification. As soon as all Closing Conditions have been either fulfilled or waived, Seller and Purchaser shall mutually notify each other thereof.

5.2     Closing

5.2.1 Closing Events. Within 8 (eight) Business Days after the Closing Conditions in Section 5.1.1(a) through (c) have been fulfilled or waived and provided Seller has delivered the Estimated Balance Sheet to Purchaser, or on such other date as mutually agreed upon by the Parties, and provided that on such date the other Closing Conditions have been and continue to be fulfilled or waived as well, the Parties shall meet at the offices of Baker & McKenzie in Munich, or on such other location as mutually agreed upon by the Parties, where the following events (the "Closing Events" which in their entirety shall constitute the "Closing") shall take place simultaneously (Zug um Zug)

        -       the Payment by Purchaser of the Preliminary Purchase Price

        - exchange of the documents listed In Exhibit 5.2.1 (the "Closing Documents")

        (collectively the "Closing Events").

        The date on which all Closing Events have been performed shall be the "Closing Date".

5.2.2 Closing Confirmation. After all Closing Events have been performed or waived, Seller and Purchaser shall confirm in a written document to be jointly executed by Seller and Purchaser (the "Closing Confirmation") that all Closing Conditions have been fulfilled or waived, all Closing Events have been performed or waived and that the Closing has occurred. The Closing Confirmation shall, however, not exclude or limit Seller's liability under Sections 6, 7, 8 and 9,

5.2.3 Termination. This Agreement may be terminated at any time prior to the Closing

        (a)     by mutual written agreement by Seller and Purchaser;


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BAKER & McKENZIE                 16


        (b)     by either Party if any of the Closing Conditions specified in
                Section 5.1.1 shall not have been satisfied (or waived by the Party entitled to waive that Closing Condition) on or before November 30, 2002.

        This Agreement may, in any event, be terminated by either Party if the Closing shall not have occurred by December 31, 2002.

        Upon such termination, neither of the Parties shall have any liability for further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination. The Parties' obligations under Section 13 below shall survive the termination of this Agreement.

6.      Seller's Liability

        Seller hereby guarantees subject to any limitations contained in this Agreement, in particular but not limited to the remedies set out in
        Section 7 below (the minimum and maximum amounts of Seller's liability, time limitations and other limitations) by way of an independent guarantee pursuant to Section 311(1) German Civil Code (BGB) that the following statements, in each case as of the date of this Agreement and the Closing Date, unless it is specifically provided for that a representation and warranty shall be made as of a different date, are true and correct:

6.1     Current Status of Seller

6.1.1 Seller has been duly incorporated and is validly existing under the laws of the State of Delaware, U.S.A.

6.1.2 Seller has the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Seller. The execution or performance of this Agreement does not violate the certificate of incorporation or by laws or any other legal obligations of Seller and is not subject to challenge (Anfechtung) by any third party on any legal basis, including on the basis of any laws for the preservation of creditor rights.

6.2     Validity and Enforceability of Agreement; No Consents; No Litigation

6.2.1 This Agreement constitutes (and all other documents executed by Seller and Seller's Affiliates under or in connection with this Agreement will, when executed, constitute) legal, valid, and binding obligations of Seller, enforceable under the German laws against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Seller.

6.2.2   Except for the merger control approvals to be obtained pursuant to
        Section 5.1.1(a) above, Seller is not required to give any person notice or obtain any third party consent (including, without limitation, governmental authorization) in connection with the execution of this Agreement.


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BAKER & McKENZIE                 17


6.2.3 There is no action, suit, investigation or other proceeding pending, or to the Seller's Best Knowledge threatened, or which ought reasonably to be expected against or affecting Seller or any of the Group Companies before any court or arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated under this Agreement and there are no facts or circumstances likely to give rise to any such challenge.

6.3     Current Status of the Group Companies

6.3.1 The statements made in the Preamble and Section 1 above (Current Status) are complete and correct in every respect. Each Group Company has been duly established and is validly existing under the laws of its jurisdiction. The excerpts from the commercial registers of the Group Companies as listed in Exhibit 6.3.1 are true and correct. No matter exists which would require filing has not yet been filed or which has been filed but not yet registered, except as disclosed in Exhibit 6.3.1.

6.3.2 Exhibit 1.4 contains a complete and accurate list of all Group Companies, indicating the Group Companies, its shareholders and the shares held by its shareholders. None of the Group Companies (i) holds any equity interests or voting rights in other companies or partnerships, or (ii) is a party to any enterprise agreement (Unternehmensvertrag) within the scope of Section 261 et seq. Stock Corporation Act (Aktiengesetz-AktG).

6.3.3 No insolvency proceedings have been, or have been threatened to be, applied for regarding the assets of a Group Company, and there are no circumstances which would require the initiation of such proceedings. None of the Group Companies have stopped or suspended payment of their debt or otherwise become insolvent or over-indebted. No circumstances exist pursuant to any applicable bankruptcy laws which would justify the voidance of this Agreement. No debt settlement arrangement between any Group Company and its creditors has been proposed or agreed.

6.3.4 The articles of association of the Group Companies as listed under their dates of adoption in Exhibit 6.3.4 are in full force and effect. No further resolution for the amendment of the articles of association of any Group Company has been adopted, and no filings with commercial registers or equivalent official corporate registers are pending.

6.3.5 The Share and the Interests have been validly issued in compliance with applicable law. Seller or the Company, respectively, hold unrestricted legal and beneficial title (uneingeschrankte rechtliche und wirtschaftliche Inhaberschaft) to the Share and the Interests subject to the statement in Section 1.3 second paragraph. The Share and the Interests are free and clear of any third party rights. As of the Closing Date, the Share and the Interests will, upon its release mentioned in Section 5.1.1 (h) not be pledged (verpfandet oder zur Sicherheirt abgetreten) or otherwise encumbered. The Share and the Interests are not encumbered (belastet) with any other third party rights and not subject to (i) any trust arrangement (Treuhandverhaltnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement, (ii) any pending (noch nicht vollstandig erfullt) transfer (Ubertragung) or other disposition (Verfugung), (iii) any sale, contribution or other contractual ar-

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BAKER & McKENZIE                 18


        rangement creating an obligation to transfer or encumber the Share or the Interests or (iv) any shareholders resolution on the redemption (Einziehung) of the Share or the Interests. The consummation of the transaction contemplated by this Agreement will not trigger any change of control provisions relating to any Group Company.

6.3.6 The Share constitutes the entire share capital (Stammkapital) of the Company. Neither Seller, nor any Seller's Affiliate nor any third party has with respect to the Share or to a share or interest in a Group Company, as the case may be, any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht) or conversion right (Wandlungsrecht). There are no agreements which call for the allotment, issue or transfer of any debentures in or securities of the Group Companies.

6.3.7 The Share and all other shares in the Group Companies are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine Nachschusspflichten).

6.3.8 No Group Company is a party to any unfulfilled agreements relating to the acquisition or sale of equity interests or voting rights in other companies or partnerships or to the acquisition or sale of businesses (Betriebe) or parts thereof (Betriebsteile).

6.3.9 Since December 1997, there has been, except as disclosed in Exhibit 6.3.9, no declaration or distribution of dividends by the Company to its shareholders.

6.3.10 None of the Group Companies has entered into capitalized leases (in accordance with US GAAP) which might have existed between September 30, 2001 and the Closing Date.

6.3.11 None of the Group Companies has deferred purchase price payments relating to the acquisition of fixed assets (Anlagevermogen).

6.3.12 None of the Group Companies has any obligations under any off balance sheet financing, including loans in kind (Sachdarlehen) or similar financial instruments.

6.3.13 As of the Closing, there is no interest accrued but unpaid and there are no charges due, and all pre-payment penalties or other penalties in relation to Sections 6.3.10 to 6.3.12 are paid.

6.4     Annual Statements

        The consolidated annual statements (Jahresabschlusse) of the Group Companies as of September 30, 2000 and 2001 consisting of the consolidated balance sheets of the Group Companies and the related consolidated statements of income, changes in financial position and cash flow attached as Exhibit 6.4 (the "Consolidated Annual Statements") have been prepared in accordance with US GAAP consistently applied and present fairly in all material respects the consolidated financial position of the Group Companies as of these dates and years then ended. The Consolidated Annual Statements will as of the Closing be properly audited and confirmed by an auditor's certificate. The Preliminary Balance Sheet has been prepared as described in Sec-

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BAKER & McKENZIE                  19


        tion 4.2.2 above and applying the Accounting Principles presents fairly in all material respects the consolidated financial position of the Group Companies as of 30 March 2002.

6.5     Assets and Inventories

6.5.1 Each Group Company owns all assets (Anlagevermogen) and inventories (Umlaufvermogen) necessary to conduct its business as currently conducted and such assets and inventories are not charged with any rights of third parties or otherwise encumbered including by way of transfer for security purposes (Sicherungsubereignung), liens, pledges or other security rights arising by operation of law, except
        (i) for assets and inventories which have been disposed of in the ordinary course of business consistent with past practice and (ii) for assets and inventories subject to customary retention of title arrangements (branchenubliche Eigentumsvorbehalte), and the Group Companies are the legal and beneficial owners (rechtliche und wirtschaftliche Eigentumer) of all assets and inventories included in the Consolidated Annual Statements.

6.5.2 The Group Companies are free to dispose of their assets and inventories in any manner, and such dispositions do not violate any legal obligations of the Group Companies.

6.6     Real Estate

6.6.1 Exhibit 6.6.1 includes a correct and complete list of all real estate owned or co-owned or used by, or subject to an inheritable building right (Erbbaurecht) or an in-rem lease (Dauernutzungsrecht) in favor of the Group Companies (individually or collectively the "Real Estate"). The lease agreements listed in Exhibit 6.6.1 do not include any clauses of the ordinary course of business.

6.6.2 Except as disclosed in Exhibit 6.6.1, each Group Company is the unrestricted legal and beneficial owner of the Real Estate listed therein (except for leased Real Estate) and such Real Estate is not (i) encumbered with any land charges or mortgages (Grundpfandrechte), planning obligations, covenants, options, rights or other en-cumbrances, or (ii) subject to any non-registered or otherwise pending transfer (Auflassung) or other disposition (Verfugung) or any sale, contribution or other contractual arrangement creating an obligation to transfer any Real Estate or to create, change or abolish any encumbrances.

6.6.3 All development charges (Erschliessungsbeitrage) and other public charges payable with respect to the Real Estate listed in Exhibit 6.6.1 which have become due as of the Closing Date have been paid.

6.6.4 As to Seller's Best Knowledge, there are no outstanding requirements or recommendations of any competent authority regarding the Real Estate.

6.7     Intellectual Property Rights

6.7.1 Exhibit 6.7.1 includes a correct and complete list of all rights in inventions (whether patentable or not), patents and patent applications, utility models (Gebrauchsmuster)
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BAKER & McKENZIE                 20


        and utility model applications, registered designs (Geschmacksmuster), trademarks (Marken) and trademark applications, copyrights, trade and business names and other intellectual property rights (gewerbliche Schutzrechte) (the "Intellectual Property Rights") owned by the Group Companies, specifying as to each, as applicable, (a) the nature of such Intellectual Property Right, (b) the owner of such Intellectual Property Right and (c) if applicable, the jurisdiction in which such intellectual property right has been registered or in which an application for such issuance of registration has been filed and the registration or application numbers. Such Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Group Companies and specified in Exhibit 6.7.2 below and the know-how and software (whether or not registered) owned by the Group Companies, are sufficient to conduct the business of the Group Companies as currently conducted.

6.7.2 Exhibit 6.7.2 includes a correct and complete list of all license agreements regarding Intellectual Property Rights concluded by the Group Companies as licensor or licensee, except for standard office software licenses (the "License Agreements"), specifying as to each, as applicable, (a) the nature of such Intellectual Property Right, (b) the owner of such Intellectual Property Right and (c) if applicable, the jurisdiction in which such Intellectual Property Right has been registered or in which an application for such issuance of registration has been filed and the registration or application numbers. Copies of each of the License Agreements have been disclosed to the Purchaser.

6.7.3 Except as disclosed in Exhibit 6.7.1, the Group Companies are the unrestricted legal and beneficial owner of the Intellectual Property Rights listed therein and the know-how and software and such Intellectual Property Rights are not (i) encumbered with any rights of any third party (including, without limitation, Seller or Seller's Affiliates), (ii) subject to a pending transfer or other disposition or to a sale, contribution or other contractual arrangement creating an obligation to transfer or encumber any of such Intellectual Property Rights, or (iii) subject to any license agreement.

6.7.4 The Group Companies have properly maintained the Intellectual Property Rights, in particular applied timely for renewals and paid all registration fees due and payable.

6.7.5 The validity and title by the Group Companies to any of the Intellectual Property Rights listed in Exhibit 6.7.1 has not been challenged (angegriffen) by any third party, no such challenge has been threatened and as to the Seller's Best Knowledge there are no circumstances which would give rise to such challenge except as dis-closed in Exhibit 6.7.5.

6.7.6 The use by the Group Companies of any Intellectual Property Rights or the rights under the License Agreements does, as to the Seller's Best Knowledge, not infringe on any rights of third parties, and no third party has asserted such infringement.

6.7.7 Any and all License Agreements used or held for use as at the Closing Date by any Group Company are enforceable in accordance with their terms, and there exists no event or condition which has resulted as at the Closing Date in a violation or breach of or has constituted a default by any of the Group Companies, or to the Seller's Best Knowledge, of the other party thereto under any such License Agreements.


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BAKER & McKENZIE                 21


6.7.8 The consummation of the transaction contemplated by this Agreement will not result in the loss or impairment of any of the Group Companies' rights to own or use any of the Intellectual Property Rights or rights under the License Agreements or under standard office software licenses, nor will such consummation require the consent of any third party in respect of any Intellectual Property Rights or rights under the License Agreements except as disclosed in Exhibit 6.7.8.

6.7.9 The Group Companies have paid any compensation to any employee in relation to any invention made or developed by such employee in the course of his or her duties as employee or otherwise, if and to the extent the Group Companies and the respective employee have agreed on such compensation and there is no respective claim pending.

6.7.A.  Information Technology

        The Information Technology owned or used by the Group Companies and/or which relates to the business has the capacity and performance necessary to fulfill the present requirements of the Group Companies on a stand alone basis. Neither the Seller, nor any of Sellers' Affiliates, nor any Group Company has disclosed to any third party any source code or algorithms relating to any software owned by the Group Companies and the Group Companies have possession or control over all source codes and design materials relating to any such software.

6.8     Material Agreements

6.8.1 Except as disclosed in Exhibits 6.8.1(i)-(xviii) (indicating the parties to the agreement), no Group Company is a party to any of the below agreements (the "Material Agreements"):

        (i) agency agreements, agreements with independent dealers and distributors (Handelsvertreter-, Handleroder andere Vertriebsvertrage) or franchise agreements; any agreements listed in Exhibit 6.8.1(i) do not include any clauses outside the ordinary course of business.

        (ii) active and passive consultancy agreements (Beratervertrage) providing for a fixed annual remuneration exceeding EUR 100,000.00;

        (iii) agreements with customers or suppliers which during the last fiscal year resulted in a turnover exceeding EUR 500,000.00;

        (iv) unfulfilled purchase orders or other purchase commitments exceeding an amount of EUR 250,000.00 in each instance as of August 1, 2002;

        (v) lease agreements relating to real estate and other assets (Mietvertrage), lease-hold agreements (Pachtvertrage), and leasing agreements, in each case providing for annual rent or leasing payments exceeding EUR 100,000.00;

        (vi) credit agreements of a Group Company as lender or borrower and other instruments evidencing indebtedness of a Group Company in excess of EUR 100,000,00 or securing such indebtedness, in particular guarantees, sureties

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BAKER & McKENZIE                    22


                (Burgschaften) or letters of comfort (Patronatserklarungen) granted by a Group Company;

        (vii) guarantees or other security agreements under which the Group Companies have given security for any obligations of Seller, Seller's Affiliates and third parties;

        (viii) agreements on strategic alliances or joint ventures, cooperation agreements or other agreements constituting civil law partnerships (BGB-Gesellschaften);

        (ix) agreements not yet fully performed (other than agreements falling under any of the categories under (i) through (viii) above) involving a consideration or liability per agreement of more than EUR 250,000.00 per annum;

        (x)     agreements with Seller or Seller's Affiliates;

        (xi) agreements relating to capital expenditures involving an amount exceeding EUR 10O,000.00 unless covered by (iv);

        (xii) agreements (i) to sell, lease or otherwise dispose of any assets (other than sale of inventories) owned by a Group Company or (ii) to obtain services from or provide services to third parties, in each case involving an amount exceeding EUR 50,000.00;

        (xiii) agreements outside the ordinary course of business (ausserhalb des gewohnlichen Geschaftsbetriebes), or not at arm's length;

        (xiv) other agreements having a value in excess of EUR 250,000.00; in each case or annually as the case may be or which may otherwise be material to any of the Group Companies containing change of control provisions according to which such agreements would terminate or could be terminated or materially affected as a result of the consummation of the transactions contemplated under this Agreement;

        (xv) non-compete covenants or other non-compete agreements that restrict any Group Company from operating its business as conducted on the Closing Date;

        (xvi) co-packing agreements (Lohnherstellungsvertrage) of any product involving an amount in excess of EUR 100,000.00 of annual purchase value;

        (xvii)  agreements relating to research and development or design; and

        (xviii) agreements having a value in excess of EUR 100,000.00 which may not be terminated upon less than a six months notice period.

6.8.2 All Material Agreements are, as to the Seller's Best Knowledge, in full force and effect and are enforceable against the parties thereto in accordance with their terms. As to the Seller's Best Knowledge, no circumstances exist that will, or could reasonably be expected to, give any party to any Material Agreement the right to termi-

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BAKER & McKENZIE                 23


        nate or modify such Material Agreement, as a result of the execution of this Agreement or the transactions contemplated hereunder (change of control).

6.8.3 All Group Companies and, as to the Seller's Best Knowledge, all third parties to the Material Agreements have complied in all material respects with their obligations under the Material Agreements and no act or omission has occurred which would result in a material default under the Material Agreements except as disclosed in Exhibit 6.8.3.

6.9     Insurance

6.9.1 Exhibit 6.9.1 Part A includes a correct and complete list of all insurance policies (indicating insured risk, insurance company, policy number, term and coverage) of the Group Companies (the "Insurance Policies"). The Insurance Policies are and will remain in full force and effect prior to and on the Closing Date. However, the Purchaser recognizes that the Insurance Policies mentioned in Exhibit 6.9.1 Part B will expire automatically on the Closing Date. The Purchaser shall be fully responsible for full insurance coverage after Closing. The
        Group Companies have duly paid all premiums and are in full compliance with all of their other obligations (Verpflichtungen und
        Obliegenheiten) under the Insurance Policies.

6.9.2 The Insurance Policies provide insurance against risks against which insurance is customarily sought for businesses comparable to the business of the Group Companies, and the coverage is sufficient to adequately cover such risks.

6.9.3 Exhibit 6.9.3 includes a correct and complete list of all claims exceeding EUR 20,000.00 in each case brought under the Insurance Policies since January 1, 2000. None of these claims have been denied in whole or in part by the relevant insurance company except as disclosed in this Exhibit.

6.10    Permits and Licenses; Compliance with Laws; Public Subsidies

6.10.1 Each Group Company is in possession of all material permits, governmental approvals, licenses and other public law permits (offentlich-rechtliche Erlaubnisse) which are necessary to conduct its business as currently conducted (the "Permits"). The Permits are in full force and effect (bestandskraftig) and are, as to the Seller's Best Knowledge, not challenged (angefochten) by any third party. No proceedings regarding a revocation (Widerruf) or withdrawal (Rucknahme) of any Permit or notice of violation or other notice of material failure to comply with the terms of any Permit have been, to the Seller's Best Knowledge, threatened or initiated against any Group Company. To Seller's Best Knowledge, no circumstances exist which are likely to result in a revocation, withdrawal, limitation or challenge of the Permits.

6.10.2 Each Group Company is, as to Seller's Best Knowledge, in compliance in all material respects with the Permits, including any ancillary provisions (Nebenbestimmungen) thereto, and all material applicable laws, judgments and regulations, orders, decrees, or rulings of, or restrictions imposed by, any judicial, governmental or regulatory body or agency in all relevant jurisdictions and countries except for violations that have not had or would not reasonably be expected to have, individually or in the


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BAKER & McKENZIE                   24


        aggregate, a material adverse affect on the business, results of operations of the Group Companies as a whole.

6.10.3 No Group Company is, as to the Seller's Best Knowledge, subject to any administrative or criminal investigation and no such investigation has been threatened.

6.10.4 No Group Company has entered into any public law agreements (offentlich-rechtliche Vertrage).

6.10.5 No Group Company has received, applied for and used any public grants (Zuschusse), allowances, aids or other subsidies (Subventionen) in whatever form (including, without limitation, loans under the Euro-pean Recovery Program) (collectively the "Public Subsidies"). The Group Companies have applied for, received and used all Public Subsidies only in accordance with applicable law and in compliance with all regulatory orders and conditions. No such grants will have to repaid or forfeited in whole or in part due to the execution or consummation of this Agreement or, to Seller's Best Knowledge, due to other cir-cumstances. The Group Companies have at all times fulfilled all terms and conditions to which such Public Subsidies are subject.

6.11    Litigation

6.11.1 Exhibit 6.11.1 includes a correct and complete list of all pending (anhangigen) cases of litigation, either before a court or an arbitration tribunal (gerichtliche Rechsstreitigkeiten und Schiedsverfahren), and administrative proceedings in which a Group Company is involved, either as plaintiff, defendant or otherwise, with a value (Streitoder Gegenstandswert) in excess of EUR 100,000.00 (except for labor law cases with respect to which a threshold of EUR 50,000.00 shall apply).

6.11.2 Except as disclosed in Exhibit 6.11.2, no cases of litigation or administrative proceedings are threatened by, or, to Seller's Best Knowledge, threatened against a Group Company. To the Seller's Best Knowledge, there are no circumstances which are likely to lead to any such litigation or proceedings.

6.12    Employment

6.12.1 Exhibit 6.12.1 includes, subject to normal changes within the ordinary course of business, correct and complete lists of the numbers of all employees (Arbeitnehmer) of the Group Companies.

6.12.2 Exhibit 6.12.2 includes with respect to the Group Companies a correct and complete list (indicating name, function, age, start of employment, fixed gross annual compensation, variable compensation components and term/notice period) of all (i) service contracts with managing directors (Geschaftsfuhrer-Anstellungsvertrage) (ii) employment contracts which provide for a fixed annual gross compensation in ex-cess of EUR 100,000.00, a notice period of more than six months or a severance payment in excess of twelve monthly gross salaries and (iii) loan agreements between a Group Company and one of its employees or managing directors.


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BAKER & McKENZIE                         25


6.12.3 Exhibit 6.12.3 includes with respect to the Group Companies a correct and complete list of all arrangements, whether of an individual or collective nature and including arrangements based on works custom (beitriebliche Ubung), regarding special payments such as holiday or jubilee payments, bonuses and other incentives, and stock option, stock appreciation or similar rights (the "Employee Benefits"). The Group Companies are not obliged to provide any Employee Benefits other than those listed therein.

6.12.4 Exhibit 6.12.4 includes with respect to the Group Companies a correct and complete list of all pension arrangements and schemes (betriebliche Altersversorgung; "Pensions"), under which the Group Companies have any obligations. The Group Companies are not obliged to provide any Pensions other than those listed therein. All obligations under the Pensions as of the Closing Date have been or will be recorded on the books and records of the Company in accordance with US GAAP.

6.12.5  Exhibit 6.12.5 hereto includes a correct and complete list of all

        (i) reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialplane), if any, and

        (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifvertrage) or in any other legal form, which restrict the employer's freedom to dismiss any employees or change the terms of employment (including restrictions in the form of an obligation to make in the case of dismissals or changes of the terms of employment any payments)

        to which the Group Companies are currently bound (the "Restrictive Collective Arrangements"). The Group Companies are not bound to any Restrictive Collective Arrangements other than those listed therein. The Group Companies are not a member of any Employer's Association other than those listed in Exhibit 6.12.5.

6.12.6 The Group Companies have not had in the last three fiscal years not experienced any strike, labor interruption or other collective labor controversy of any material nature.

6.12.7 The Group Companies are in compliance in all material respects with all laws and regulations dealing with wages, hours, vacations and working conditions for its employees. All compensation and withholding obligations of the Group Companies to or in respect of its current and former employees for periods prior to the Closing Date have been paid by the Group Companies or are properly provided for in the annual statements or will be provided for in the Closing Date Balance Sheet.

6.12.8 None of the key employees of a Group Company listed in Exhibit 6.18 hereto has, prior to the signature of this Agreement, given or threatened to give to any of the Group Companies notice of termination of employment.

6.13    Warranties; Product Liability


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BAKER & McKENZIE                    26


        Except as disclosed in Exhibit 6.13, there are no individual or, in relation to any one product line, aggregated product liability or warranty claims exceeding an amount of EUR 100,000.00 pending against the Group Companies. The Group Companies have not manufactured, sold or delivered any product or service in a manner which has, as of the date of signing, led to (i) warranty or other claims exceeding EUR 100,000.00 or (ii) product liability claims.

6.14    Bank Accounts

        Exhibit 6.14 hereto sets forth a correct and complete list of all bank accounts of the Group Companies (including name of bank, location, account number).

6.15    Finders' Fees

        The Group Companies have not incurred any obligation for brokerage or finders' fees or agents' commissions or similar payments to be made in connection with this transaction.


6.16    Absence of Material Changes

        Except as disclosed in Exhibit 6.16, since March 30, 2002 through the signing of this Agreement,

        (i) the Group Companies have continued to conduct their operations in the ordinary course of business, consistent with past practice and as a going concern, in particular with respect to investment policies, order-intake policies, repayment and claims procedures;

        (ii) there has not been any material loss or damage to, or any material interruption in the use of, any of the Group Companies' material assets;

        (iii) the Group Companies have not made any capital expenditures (Ausgaben zur Anschaffung von Anlagevermogen) others than those approved by the Seller prior to the date of this Agreement which are listed in Exhibit 9.2 (g);

        (iv) the Group Companies have not incurred any material liabilities, disposed of or used as security or otherwise encumbered or acquired any material assets, or entered into any other material transactions;

        (v) no Material Agreement has been terminated or amended in any material respect;

        (vi) the remuneration (including bonuses, incentives, pensions or other benefits) payable by the Group Companies to the managing directors, employees, agents or consultants of the Group Companies has not been increased outside the ordinary course of business and except as consistent with past practices; none of the employees or managing directors of the Group Companies has received from the Seller or its Affiliates any remuneration (including bonuses,


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BAKER & McKENZIE                   27


                incentives, pensions or other benefits) except for one-time payments in connection with the transaction contemplated by this Agreement;

        (vii) the Group Companies have not hired any new managing directors or new employees with a fixed annual gross compensation in excess of EUR 100,000.00;

        (viii) the Group Companies have not paid any dividends nor have the shareholders of the Group Companies adopted any resolutions on the distribution of any dividends;

        (ix) the Group Companies have not waived any rights of substantial value to any Group Company or made any loan to, guaranteed any indebtedness or otherwise incurred any indebtedness on behalf of any person; and

        (x) there has not been any material adverse change, either individually or in the aggregate, in the assets, financial position or operational results (Vermogens-, Finanz-, Ertragslage) or business of the Group Companies taken as a whole.


6.16.A  Receivables

        The accounts receivable of the Group Companies reflected in the Closing Date Balance Sheet have arisen in the ordinary course of business and pursuant to arm's length transactions and the volume thereof has, between March 30 2002 and the Closing Date, not been increased by the Group Companies enticing their customers to change their order behaviour other than in the ordinary course of business.

6.17    Acquisitions and Divestitures

        Any and all obligations of the Group Companies arising out of or in connection with the acquisition (i) of the Siemens lighting business in 1997, (ii) of other Group Companies or their businesses after 1997 have been fully discharged; the same applies to any such obligation with respect to the divestiture of any businesses after 1997.

6.18    Seller's Best Knowledge

        If and to the extent any of the representations and warranties of Seller in this Section 6 are made to Seller's Best Knowledge, Seller shall be deemed to have had such knowledge if Seller or any of the employees listed in Exhibit 6.18 hereto had such knowledge.

6.19   Exclusion of Other Liabilities

        Except as explicitly stated above, Seller assumes no liability towards Purchaser in respect of the Share, the Group Companies and their business of whatsoever nature. In particular, all claims for breach of pre-contractual obligation (cic), violation or breach of implied contractual duties (pVV), frustration of contract (Wegfall der Geschaftsgrundlage) shall be excluded.

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BAKER & McKENZIE                   28


7.      Remedies

7.1     Remedies

        Subject to the requirements and limitations set forth in this
        Section 7, in the event of an incorrect or incomplete statement of Seller in Section 6, Seller shall, at Seller's election, put Purchaser (including in respect of the unencumbered title to or legal defects of the Share) or the Group Companies in the same position they would be in if the statement had been correct and complete, either by providing for such position in kind (Naturalrestitution) within 20 Business Days after receipt of a Breach Notice (as defined in Section 7.3), or, at Seller's election, or, if such position has not been provided in kind within this time limit, by paying to Purchaser (including in respect of unencumbered title to or legal defects of the Share) an amount necessary to indemnify Purchaser and/or the Group Companies from and hold them harmless against all claims, liabilities, deficiencies, damages (including special, indirect, incidental and consequential damages and loss of profits, interest, fines, penalties, costs (including reasonable legal, accounting and other fees and expenses of professional advisers) (collectively "Losses") which they would not have suffered if the respective statement of Seller had been correct and complete. Any advantages resulting from the Breach (Vorteilsausgleich) shall be taken into account only as and when they have actually been received. Unless provided otherwise herein, Sections 249 through 254 BGB shall apply.

7.2    Withdrawal for Certain Events

        In the event that any of the representations and warranties of Seller in Section 6.3.1 first sentence in connection with Section 1.3 and 1.4 are incorrect or incomplete, Purchaser shall, the remedies under
        Section 7.1 notwithstanding, have the right to withdraw from this Agreement In the event of a withdrawal pursuant to this Section 7.2, any claims of Seller for compensation (Wertersatz) for any changes or other circumstances having occurred to the Share, the Company or its business between the Closing Date and the consummation of the withdrawal are hereby excluded, and Seller shall reimburse Purchaser for all reasonable costs incurred in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated herein, including reasonable legal, accounting and other fees and expenses of professional advisers as well as the costs incurred by the Purchaser in connection with the bank financing of the transaction and the termination and/or early repayment thereof.

7.3     Procedure

        In the event that after the Closing Date Purchaser obtains knowledge of an incorrect or incomplete statement of Seller, Purchaser shall as soon as reasonably practical after discovery of the relevant facts give Seller written notice thereof (the "Breach Notice").

7.4     The Parties are in agreement that the guarantees of Seller under
        Section 6 are only designed for the specific remedies of Purchaser set forth in this Section 7 and the re-

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BAKER & McKENZIE                   29


        strictions contained in this Section 7. The Parties are further in agreement that under no circumstances shall the guarantees of Seller under Section 6 be construed as representations of Sellers with respect to the quality of the purchase object within the meaning of
        Section 443 German Civil Code (Garantie fur die Beschaffenheit der Sache) and, therefore, Purchaser explicitly waives the application of
        Section 444 German Civil Code.


7.5     Minimum and Maximum Amounts of Seller's Liability

        In the case of any Seller's statement being incorrect or incomplete, the liability of Seller for such statements shall be limited as follows:

        (a) Seller shall not be liable if (i) the Losses resulting from any statement, or in the case of a series of related Losses, from a series of Losses, fall short of the amount of EUR 100,000.00 (Euro One Hundred Thousand) (de minims amount) or
                (ii) the aggregate Losses resulting from all statements fall short of EUR 2,000,000.00 (Euro Two Million). If the latter threshold is reached, Seller shall be liable for the entire Loss (Freigrenze).

        (b) The total liability of Seller for the statements under Section 6 as well as under the Environmental Indemnity pursuant to
                Section 8.1 shall not exceed the amount of EUR 15 million in total.

        The limitations under this Section 7.5 shall not apply for the liability of Seller for the statements in Sections 6.3 and 6.17.

7.6     Time Limitations

        Any claims of Purchaser against Seller under Section 7.1 shall be time-barred (verjahren) after 31 December 2003.

        The limitation under this Section 7.6 shall not apply for the liability of Seller for the statements in Sections 6.3 and 6.17.

7.7     Other Limitations

        Seller shall not be liable for and Purchaser shall not be entitled to bring, any claim under Sections 7 and 8.1, if and to the extent that:

7.7.1 the matter to which the claim relates has been taken into account in the Closing Date Balance Sheet by way of a provision (Ruckstellung) made for that specific matter and has specifically and expressly been identified in the Closing Date Balance Sheet, the Ernst & Young report thereto and/or in the supporting working papers;

7.7.2 the amount of the claim is actually recovered by the Group Companies or Purchaser from a third party or under an insurance policy in force as of the Closing Date;

7.7.3 the payment or settlement of any item giving rise to a claim results in a monetary benefit to, or a saving for, in each case actually received by the Group Companies or Purchaser or any of its affiliates;
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BAKER & McKENZIE                   30


7.7.4 the claim results from a failure of Purchaser or the Group Companies to mitigate damages pursuant to Section 254 German Civil Code (BGB);

7.7.5 the matter to which the claim relates was disclosed in (i) the information memorandum dated April 2002 on the business disclosed to Purchaser or (ii) an Exhibit to this Agreement which specifically relates to the respective statement of Seller or (iii) the written answers to information requests of Purchaser or (iv) due diligence reports prepared in respect of the transaction contemplated in this Agreement by the Purchaser's professional advisers (i.e. legal, accounting, tax and environmental) prior to the date of this Agreement;

7.7.6 a claim results from or is increased by the passing of, or any change in, after the Closing Date, any law, statute, ordinance, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually in effect at the Closing Date; or


7.7.7 Seller shall not be liable for any Purchaser's claim if and to the extent either the Purchaser or the Group Companies have caused (verursacht oder mitverursacht) such Purchaser's claim after the Closing Date.

7.7.8 When calculating the amount of the liability of Seller under this Agreement all advantages actually received in connection with the relevant matter shall be taken into account (Vorteilsausgleich).


8.      Environmental Indemnification/Tax Liabilities

8.1     Environmental Matters

8.1.1   Definitions

        For purposes of this Agreement:

        "Cleanup Standard" means the lowest cost alternative if such alternative (i) is commercially reasonable and available, and (ii) is acceptable to the Environmental Authority with jurisdiction over such matters and pursuant to applicable environmental laws, and (iii) employs standards applicable to the property in question given its use at the time of Closing.

        "Environmental Authority" means any federal, national, state, regional, county, local or other authority acting under color of law, including, but not limited to the EU, and whose jurisdiction extends in whole or in part to Hazardous Materials or Environmental Laws.

        "Environmental Laws" means all applicable laws, ordinances, codes, policies, rules, or regulations relating directly to Hazardous Materials and/or Environmental

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BAKER & McKENZIE                   31

        matters which are applicable as of the Closing Date in the respective jurisdiction as regards the Real Estate located in such jurisdiction.

        "Environmental Matters" means any matter relating to pollution or contamination of the soil, groundwater, surface water, land surface, buildings or air.

        "Hazardous Materials" means any pollutants, contaminants or toxic substances or wastes that are defined as such or regulated under authority of any Environmental Laws.

        "Open Issues" means such Pre-Closing Environmental Liabilities for the Traunreut, Germany; Vienna, Austria and Maribor, Slovenia properties, imposed upon Siemens Aktiengesellschaft ("Siemens") as set forth in
        Section 8.2.5 and Exhibit 8.2.5 to the September 10, 1997 Agreement between Siemens and Sesvenna Fuenfzehnte Verwaltungsgesellschaft mbH, Sesvenna Sechzehnte Verwaltungsgesellschaft mbH and U.S. Industries, Inc. (the "1997 Siemens Agreement"). A copy of Exhibit 8.2.5 to the 1997 Siemens Agreement is attached hereto in Exhibit 8.1.1.

        "Post-Closing Environmental Liability" means any loss, cost, obligation, requirement, fee or expense or any cost or obligation associated with any Remedial Action arising out of or associated with any Hazardous Material which comes to be located on, in or under any Real Estate owned or operated by any Group Company, if the reason for the Remedial Action is caused after Closing.

        "Pre-Closing Environmental Liability" means any loss, cost, obligation, requirement, fee or expense or any costs or obligation associated with any Remedial Action arising out of the presence of or associated with any Hazardous Materials located on, in or under any property currently or formerly owned or possessed by any Group Company or adjacent property and which was caused prior to Closing. "Pre-Closing Environmental Liability" shall be construed to include all matters subsumed within the term "Corrective Action Cost" as defined in Section
        8.2.2 of the 1997 Siemens Agreement.

        "Remedial Action" means all actions necessary to mitigate, resolve, settle or otherwise address any Hazardous Material, including, by way of example and not limitation, all reasonably necessary investigations, assessments, negotiations with Environmental Authorities, physical treatment or removal of Hazardous Materials in any media, risk assessments, capping, deed restrictions, preparation or filing of any correspondence, report or study, laboratory analysis, installation of monitoring wells or pollution control equipment and all related project management and related legal, engineering and consulting labor, all of the above actions being limited to those efforts, programs and equipment necessary to satisfy the Cleanup Standards. "Remedial
        Action" shall be construed to include all matters subsumed within the term "Corrective Actions" as defined in Section 8.2.2 of the 1997 Siemens Agreement, in particular with respect to Environmental Matters.

8.1.2.  Environmental Indemnity

8.1.2.1 Seller shall, subject to the provisions contained in this Section 8.1, indemnify and hold harmless Purchaser (the "Seller Indemnity"), or, at the election of Seller, the

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BAKER & McKENZIE                       32


        Group Companies concerned, from and against all Pre-Closing Environmental Liabilities (i) solely to the extent such Pre-Closing Environmental Liability arises out of demands, directions or claims brought or asserted by an unaffiliated third party ("Environmental Claims"), including a final (bestandskraeftig) or enforceable (vollziehbar) order, decree or demand by any Environmental Authority, final or enforceable court judgment rendered in connection with a private party or governmental claim in each case, and (ii) where the acts or omissions causing or creating the Pre-Closing Environmental Liability occur or occurred between September 10, 1997 and the Closing Date of thIs Agreement.

        To the extent (i) Purchaser possesses rights or claims against third parties, including but not limited to any insurance companies, for recovery of costs incurred due to any Pre-Closing Environmental Liability, and (ii) Seller has indemnified Purchaser or the Group Companies in accordance with this Section 8.1, Purchaser shall forward to Seller any such recoveries or equivalents actually received by Purchaser from any such third party. However, if in this case, the Purchaser chooses not pursue any such third party cost recovery, Purchaser shall provide Seller with reasonable, advance notice of its decision not to pursue such claim and, upon Seller's reasonable request, shall assign its rights against such third parties to Seller. In the event such assignment is made to Seller, Purchaser shall cooperate with Seller in its prosecution of such claims.

8.1.2.2 If and to the extent Seller owns indirectly less than 100% of the share capital of any of the Group Companies, any damages to be paid by Seller to the respective Group Company pursuant to the Seller Indemnity shall be prorated in accordance with the share holding held by Seller in the respective Group Company.

8.1.2.3 Under no circumstances shall the Seller Indemnity apply to (i) any Pre-Closing Environmental Liability where the acts or omissions causing or creating the Pre-Closing Environmental Liability took place prior to September 10, 1997, or (ii) Remedial Action costs that the Purchaser was able to actually recover from insurance policies, contracts or other cost recovery means.

8.1.2.4 Purchaser, its successors and assignees shall indemnify, release and hold harmless Seller (the "Purchaser Indemnity") from and against all
        (i) Pre-Closing Environmental Liabilities for which the Seller Indemnity does not apply, including but not limited to the Open Issues, and (ii) all Pre-Closing Environmental Liabilities where the act or omission creating the liability occurred prior to September 10, 1997 and which are not subject to reimbursement by Siemens under the 1997 Siemens Agreement at Section 8.2 and, (iii) all Post-Closing Environmental Liabilities.

8.1.2.5 Subject to the limitation under Section 8.1.2.3, any Pre-Closing Environmental Liability for which Purchaser may claim indemnification pursuant to Section 8.1.2.1 above shall be prorated between Seller and Purchaser as follows:


         Year after Effective Date         Purchaser          Seller
         -------------------------         ---------          ------
                    year l                     10%              90%
                    year 2                     20%              80%
                    year 3                     30%              70%

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BAKER & McKENZIE                     33

                    year 4 et. seq.           100%               -

        For determining the foregoing prorated liability of each Party, the time when the Pre-Closing Environmental Liability is first asserted by Purchaser and notified to Seller shall be relevant provided, however, that the costs and expenses in relation to the Pre-Closing Environmental Liability must be actually incurred by Purchaser within the subsequent twelve (12) months after the notification of Seller of the respective Pre-Closing Environmental Liability. To the extent such costs are not incurred within the said twelve month period, the year in which the costs and expenses in relation to the Pre-Closing Environmental Liability have been actually incurred by Purchaser shall be decisive for the foregoing sharing obligation of the Parties.

8.1.3   Further Conditions

        Seller's obligation to indemnify and hold harmless Purchaser pursuant to Section 8.1.2 above shall apply only if and to the extent that notice of the Pre-Closing Environmental Liability is provided to Seller in writing prior to the fourth (4th) anniversary of the Closing Date. Further, the obligation to indemnify and hold harmless Purchaser shall be excluded, if and to the extent the respective Environmental
        Liability:

8.1.3.1 is incurred as a result of investigations, preparatory or exploratory measures or notifications after the Closing Date which Purchaser was not obligated to carry out under applicable Environmental Laws;

8.1.3.2 is incurred as a consequence after the Closing Date of (i) negligent failure to take actions required to be taken by the Group Companies under the applicable Environmental Laws, applicable at the time when the respective Pre-Closing Environmental Liability was incurred, or
        (ii) activities outside of the ordinary course of business of the Group Companies (as conducted as of Closing Date) after the Closing Date, in particular, any material change of use, cessation of business activities on, or the abandonment of the Real Estate or any building or constructions on the Real Estate or (iii) expansion activities or construction activities earned out by or on behalf of the Group Companies or (iv) any negligent act or omission by an employee or other representative of, or service provider to the Group Companies after the Closing Date;

8.1.3.3 results from any failure to take state-of-the-art measures to minimize risks (dem jeweiligen Stand der Technik entsprechende Massnahmen der Gefahrenabwehr) or to apply state-of-the-art environmental and safety standards (dem jeweiligen Stand der Technik entsprechende Umweltund Sicherheitsstandards) which, in each case, should have been reasonably taken by a prudent businessman after the Closing Date;

8.1.3.4 the procedures set forth in Section 8.1.4 below have not been complied with, unless Seller was not prejudiced by the non-compliance with such procedures;

8.1.3.5 results from a breach of a representation or warranty contained in
        Section 6.10 above (material permits and licenses);
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BAKER & McKENZIE                   34


8.l.3.6 results from the migration of Hazardous Materials from property which has not been under the control of Seller and/or the Group Companies at any time prior to Closing; or

8.1.3.7 results from any limitations under Sections 7.7.1 and 7.7.3 to 7.7.8.

8.1.4   Environmental Indemnification Procedure

8.1.4.1 If Purchaser becomes aware of any circumstances which might give rise to a Pre-Closing Environmental Liability for which the Seller
        Indemnity may apply under Section 8.1.2.1 above, then Purchaser shall inform Seller in writing thereof without undue delay and Seller shall be given the opportunity to take the lead, at its sole expense, in conducting any Remedial Actions necessary to address the subject Pre-Closing Environmental Liability (the "Lead Party"), and all such Remedial Action(s) shall be conducted in consultation with Purchaser. Seller shall be given access at its own expense to the Real Estate and the books and records of Purchaser (or its successor, as the case may be) to the extent that such access is reasonably necessary to assess any Pre-Closing Environmental Liability being alleged. Purchaser shall ensure that for as long as Seller may be held liable under
        Section 8.1, copies of all documents relating to the Real Estate which, as of the Effective Date are in the possession of the Group Companies will be kept available for inspection by Seller at the premises of the Group Companies upon Seller's reasonable request. To the extent requested by the Purchaser where Seller has accepted the role as Lead Party, the Seller shall provide the Purchaser with the opportunity to review and provide reasonable comments to any work plans, cleanup plans, site investigation, scope of work or correspondence to any Environmental Authority. All costs incurred by Purchaser in connection with such review shall be solely borne by the Purchaser.

8.1.4.2 Purchaser shall ensure that Seller is given all opportunities to defend or avoid at its sole expense any claims which might give rise to any Pre-Closing Environmental Liabilities for which the Seller Indemnity may apply. Any costs incurred by Seller shall be at its sole expense. Purchaser shall ensure that, upon the request of Seller, objections are filed and legal proceedings instituted and conducted against any or-ders and judgments in accordance with Seller's direction and at Seller's expense.

8.1.4.3 If Seller declines to accept the role of Lead Party for any Pre-Closing Environmental Liability for which Purchaser has properly and timely notified Seller of its potential or actual indemnification obligations, Purchaser shall assume the role of Lead Party, and the Parties shall follow the cooperation procedures set forth in Sections 8.1.4.1 and
        8.1.4.2 above. All costs incurred by Purchaser in connection with the assumption of the lead role shall be solely borne by the Seller.

8.1.4.4 Regardless of which Party has assumed the role of Lead Party, the Seller indemnity shall be limited to those Remedial Actions reasonably required to achieve the applicable Cleanup Standard(s) for a given property.

8.1.4.5 Purchaser shall undertake all reasonable efforts and the Parties shall cooperate to maximize its recovery of any costs otherwise incurred by Seller pursuant to the Seller Indemnity which may be available from insurance policies or other cost recovery actions.

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BAKER & McKENZIE                 35


8.1.5   Exclusivity.

        The remedies set forth in this Section 8.1 are the exclusive remedy of Seller and Purchaser with regard to all Losses associated with Hazardous Materials, whether arising as a Pre-Closing or Post-Closing Environmental Liability or otherwise and whether incurred as a consequence of a breach of representation or other legal or contractual theory.

8.2     Tax Liabilities

8.2.1 Any non-appealable taxes imposed under the applicable laws, including direct taxes (regarding income, profit and capital (gains)), surcharges and indirect taxes (the cost-price increasing taxes) such as, but not limited to, corporate, income, trade, real estate, value added, transfer, capital taxes, stamp duties and import/export duties, public charges, social security contributions, employment related social welfare and other governmental charges or in positions as well as any interest, fines and levies owed as a result of or in connection with such taxes or contributions (herein collectively "Taxes") and relating to the Group Companies for periods ending on or before the Closing Date shall reduce the Purchase Price, to the extent such Taxes
        (i) have not been paid prior to the Closing Date and (ii) have not been reserved for in the Closing Date Balance Sheet in accordance with
        Section 8.2.2.1. If and to the extent Seller owns, directly or Indirectly, less than 100% of the share capital of any of the Group Companies, such reduction shall be prorated in accordance with the share capital held by Seller in the respective Group Company Notwithstanding the foregoing, there shall be no reduction of the Purchase Price with respect to any Taxes attributable to (i) any action not in the ordinary course of the business taken after the Closing Date by Purchaser (other than any such action expressly required or expressly permitted or contemplated by applicable law or required by this Share Purchase Agreement), such action not in the ordinary course of business being referred to as a "Purchaser Tax Act", or (ii) a breach by Purchaser of its obligations under this Section 8.2.

8.22 In relation to tax accruals, tax releases, tax benefits and changes in the accounting practices the following shall apply:

8.2.2.1 Accruals made for Taxes of the Group Companies in the Closing Date Balance Sheet or in the supporting working papers may be applied and credited against any claim by the Purchaser under Section 8.2.1 above irrespective of whether such accrual or reserve was made for the Tax giving rise to such claim.

8.2.2.2 If a Group Company receives any monetary benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for a Purchase Price reduction under Section 8.2.1, then the corresponding net present value calculated on the basis of a discount rate of 7% of the benefit shall reduce the claim for the respective Purchase Price reduction. This shall in particular, but without limitation apply to any Tax benefits after the Closing Date resulting from the 1engthening of any amortization or depreciation periods, higher depreciation allowances or carry forwards of losses or deductions.


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BAKER & McKENZIE                   36


8.2.2.3 Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Closing Date resulting from any change in the accounting and taxation principles or practices of the Group Companies (including methods of submitting taxation returns) introduced after the Closing Date except if required under mandatory law.

8.2.3 Seller shall be entitled to any refunds of Taxes received by the Group Companies attributable to any period ending on or before the Closing Date unless such refunds are already reflected in the Closing Date Balance Sheet and provided, however, that such refunds (including any interest or similar payments imposed by the tax authorities) are to be repaid by Seller to Purchaser or the Group Companies to the extent they are not confirmed by the final tax assessment covering the respective periods.

8.2.4 Any additional profit and Loss allocations resulting from any tax audit relating to periods ending on or before the Closing Date shall not entitle Seller to any additional profit distribution nor Purchaser or Seller to any further adjustment of the Purchase Price.

8.2.5 Purchaser shall, within 10 (ten) Business Days upon receiving respective notices, keep Seller fully informed regarding the commencement of any tax audit or other proceeding which may give rise to a claim under Section 8.2.1 above.

8.2.5.1 Purchaser shall ensure that Seller shall be provided with all materials information and assistance relevant in relation to the tax audit, be given reasonable opportunity to comment or discuss with Purchaser any measures which Seller proposes to take or to omit in connection with the tax audit. Seller shall be given an opportunity to comment on and review any reports and participate in all tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority. No admission of liability shall be made by or on behalf of the Purchaser or the Group Companies and any additional tax assessments shall not be compromised, disposed of or settled without the prior written consent of the Seller. Seller agrees to use all such received information confidentially.

8.2.5.2 Seller may request the Purchaser or the Group Companies concerned to act in a specific way against such tax audit or other proceedings and to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such audits or other proceedings. If and to the extent Purchaser or the Group Companies become active upon Seller's request Seller shall reimburse Purchaser for its reasonable third party costs incurred in connection therewith.

8.2.5.3 Seller shall not be liable for any taxes according to Section 8.2.1 if and to the extent Purchaser or the Group Companies do not follow a reasonable request by Seller according to Section 8.2.5.2.

8.2.6 Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Closing Date if Purchaser causes the Group Companies to conduct their business other than (1) in the ordinary course and (ii) substantially in the same manner as presently conducted and, on or after the Closing Date, Purchaser permits the Group Companies to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or this Share Purchase Agreement)

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BAKER & McKENZIE                   37


        that result in a Tax liability to the Group Companies for periods ending on or before the Closing Date.

8.2.7 Seller, the Group Companies and Purchaser shall reasonably cooperate in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Purchaser and Seller recognize that (i) Seller will need access from time to times after the Closing Date, to certain accounting and tax records and information held by the Group Companies, and (ii) Purchaser will need access from time to time, after the Closing Date, to certain accounting and Tax records, and information held by the Seller to the extent such records and information pertain to events occurring prior to the Closing Date. Therefore, Purchaser and Seller agree, and agree to cause the Group Companies to use their best efforts to properly retain and maintain such records until the expiration of the applicable statute of limitations (giving effect to any extension thereof), and thereafter not to dispose of such records without first offering them to the Seller (or Purchaser as the case may be), and to allow Seller (or Purchaser) and at times at dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller (or Purchaser) reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours.

8.2.8 Claims under this Section 8.2 shall be time-barred after 6 (six) months following the final tax assessment concerning the respective tax.

8.2.9 All transfer, sales, use, registration and other such Taxes, including all applicable real estate transfer Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Share Purchase Agreement shall be exclusively paid and borne by Purchaser.

8.2.10  Purchaser shall be solely entitled to receive payments under this
        Section 8.2. To the extent that any payments are made to a Group Company, this shall be deemed to be made on the Purchaser's account by direct payment (abgekurzter Zahlungsweg). Any payments made under this
        Section 8.2 shall be deemed to reduce the Purchase Price.


9.      Covenants for Period Until Closing

9.1     Activities on the Level of Seller

        Until the Closing Date Seller shall not, without the prior written consent of Purchaser

        (a) adopt or permit the adoption of any shareholders resolution of the Company regarding (i) the liquidation of the Company, (ii) any change of the articles of association of the Company, (iii) any transformation within the scope of the UmwG, (iv) the conclusion of any enterprise agreement within the scope of
                Section 291, 292 AktG, (v) the redemption in whole or in part of the Share, (vi) the appointment of any new managing directors or members of the super-
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BAKER & McKENZIE                    38


                visory/advisory board, (vii) the waiver of any claims of the Company against any managing directors or members of the supervisory/advisory board, (viii) the election of new auditors, or (ix) the declaration and/or payment of dividends or other distributions, or

        (b) sell, transfer, create any encumbrances on or otherwise dispose of the Share, or grant any options warrants, pre-emptive rights, rights of first refusal or other rights to purchase or obtain the Share.

9.2     Activities on the Level of the Group Companies

        None of the actions listed in Section 9.1 shall be taken with respect to any Subsidiary and none of the Group Companies shall

        (a) enter into any agreement or assume any other obligation directed at any of the actions listed in Section 9.1 (a);

        (b) sell, transfer, purchase or accept the transfer of any shares or other equity interests in any other companies or other entities or any businesses or business divisions;

        (c) sell, transfer, create any encumbrances on or otherwise dispose of any Material Assets;

        (d) change in any material respect its accounting policies and procedures;

        (e) revaluate in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material amount or writing off notes or accounts receivable in any material amount;

        (f) pay or otherwise discharge any material liabilities (whether matured, unmatured, absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment or other discharge in the ordinary course of business;

        (g) make any capital expenditures other than those approved by the Seller prior to the date of this Agreement which are listed in
                Exhibit 9.2.(g), or those made in emergency cases;

        (h) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation, including inter-company loans or advances from Seller or Seller's Affiliates excluding the Group Companies;

        (i)     cancel or waive any claims or other material rights;

        (j) grant any increase in wages, salaries, bonus or other remuneration or make any material change in service or employment terms for any of its managing directors, employees and consultants;

        (k) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, or other em-

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BAKER & McKENZIE                   39


                ployee benefit plan, shop agreement or other collective agreement or other arrangement of a general nature;

        (in)     take any action other than in the ordinary course of business;
                or

        (n) enter into any transaction which is not at arm's length terms and conditions.

9.3     Access to Information

        Seller shall procure that as from the date of this Agreement the Group Companies shall provide to Purchaser and its professional advisers full access during normal business hours to all of their properties, books, tax returns, contracts, permits, records and other documents and data and furnish to Purchaser all such documents and information which Purchaser reasonably requests.

9.4     Disclosure of Events

        Between the date of this Agreement and the Closing Date Seller undertakes to disclose to Purchaser in writing promptly upon becoming aware of any events which are or may constitute a breach by Seller of a covenant under this Section 9 or a statement under Section 6, 7 or 8 which materially adversely affect or are reasonably likely to materially adversely affect the Group Companies' assets, business, financial condition or results of operations taken as a whole.


10.     Non-competition

10.1    Scope of Non-compete Obligation

        For a period of 3 (three) years as of the Closing Date Seller shall refrain, and shall ensure that Seller's Affiliates refrain, from competing, directly or indirectly, with any Group Company within the territories of the countries listed in Exhibit 10.1 This obligation shall include, without limitation, that Seller and Seller's Affiliates shall not

        (a) serve for a Competitor as managing director, employee, consultant, contractor or otherwise; or

        (b) hold, directly or indirectly, any Interests in a Competitor, except for shares in publicly listed corporations which represent a capital participation of less than 5%; or

        (c) influence or attempt to influence any customer, supplier, employee, consultant or other third party maintaining a contractual or other business relationship with any Group Company to terminate or discontinue such contractual or other business relationship or to reduce the volume of goods or services provided thereunder; or

        (d) solicit or attempt to solicit the service or employment of current managing directors, employees or consultants of any Group Company.

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BAKER & McKENZIE                    40


10.2    Competitor

        "Competitor" shall mean any individual person or legal entity which conducts any business activities which are in competition with the Business.

10.3    Injunctive Relief

        The Parties agree that in the ease of a breach by Seller of the non-compete obligation the remedies available to Purchaser under this Agreement are not sufficient to hold Purchaser and the Group Companies fully harmless against the detriments suffered therefrom, and that therefore Purchaser shall be entitled to enforce any claims for specific performance by Seller of the non-compete obligation (Unterlassungs- und Beseitigungsanspruche) by injunctive relief (einstweiliger Rechtsschutz) without having to specifically establish irreparable harm or injury and without providing a bond or other collateral (Sicherheitsleistung).

10.4    Contractual Penalty

        For each case of a breach by Seller of the non-compete obligation, Seller shall, in addition to any other remedies of Purchaser under this Agreement or law, pay to Purchaser a contractual penalty of EUR 50,000.00 (in words: Euro fifty-thousand).


11.     Merger Notification

        As soon as reasonably practical after the execution of this Agreement the transaction contemplated by this Agreement shall be notified to the German Federal Cartel Office (Bundeskartellamt - BkartA) and the Austrian Cartel Authority. The notifications shall be filed by Purchaser on behalf of Seller and Purchaser. Seller shall submit to Purchaser such documents and other information and shall provide such other assistance to the filing as is necessary or expedient to obtain clearance of the merger as soon as possible.


12.     Transition of Business

12.1    General Cooperation

        The rights of the Parties under this Agreement notwithstanding, after the Closing Seller and Purchaser shall cooperate and execute and deliver all documents, make all other statements and do all other acts necessary or expedient for this purpose.

12.2    Termination of Intra-group Agreements and Debt

12.2.1 Seller shall procure that on or before the Closing, all agreements (including those listed in Exhibit 12.2.1) between the Group Companies on the one hand and Seller and Seller's Affiliates on the other hand shall be terminated by mutual agreement with effect as of the Closing Date. The termination shall be made without any costs for the Group Companies and with full release of the Group Companies from any liability under the respective agreements against Seller or Seller's Affiliates.
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BAKER & McKENZIE                  41


12.2.2 Seller shall cancel or forgive prior to the Closing Date all inter-company debt between Seller or its Affiliates on the one hand and the Group Companies on the other hand. Such cancellation or forgiveness shall be deemed a contribution to the free reserves (Einlage in die Rucklagen) of the respective Group Company.

12.3    Use of Name

        The Group Companies own the name "SiTeco". Neither Seller nor Seller's Affiliates have used this name and undertake to refrain from using such name or a similar (verwechslungsfahig) name for Seller's or Seller's Affiliates' own business purposes.


13.     Confidentiality and Public Announcements

13.1    Proprietary Information

        For all purposes of this Agreement, "Proprietary Information" shall mean any content of this Agreement and any and all information created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement, including, but not limited to, business, organizational, technical, financial, marketing, operational, regulatory or sales information of Seller, Seller's Affiliates, Purchaser, Purchaser's Affiliates and the Group Companies.

13.2    Confidentiality Undertaking

        The Parties undertake to treat all Proprietary Information strictly confidential and to refrain from disclosing it to any third parties, unless such Proprietary Information is or has been

        (a) made available by the disclosing Party for general release independent of the receiving Party;

        (b) made public as required by law, court proceedings or stock exchange regulations; or

        (c) made part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

13.3    Disclosures to Secondary Recipients

        A receiving Party may disclose Proprietary Information to its Affiliates and its or its Affiliates' directors, officers, employees and professional advisors (the "Secondary Recipients"), provided that such Secondary Recipients are either on the basis of their employment or service contracts, enforceable rules of conduct or individual confidentiality undertakings subject to confidentiality obligations with respect to such Proprietary Information equivalent in scope and nature to the confidentiality obligations of the receiving Party hereunder. At the disclosing Party's written request, the receiving Party shall inform the disclosing Party in writing about (i) the identity of any Secondary Recipients to which the receiving Party has disclosed any Proprietary Information, (ii) the basis, scope and nature of such Secondary Recipient's confidentiality obligations (which includes, in the case of contractual confiden-

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BAKER & McKENZIE                 42

        tiality obligations, the submission of copies of the respective contract) and (iii) the Proprietary Information disclosed to the Secondary Recipient. Each Party herewith irrevocably authorizes (ermachtigt) each of the other Parties to raise in the other Parties' own name any claims of any receiving Party against any Secondary Recipient arising under or in connection with the confidentiality obligations of such Secondary Recipients towards the receiving Party. Each Party which has disclosed Proprietary Information to a Secondary Recipient shall be liable for the disclosure of such Proprietary Information to any third party by such Secondary Recipient in vio-lation of such Secondary Recipient's confidentiality obligations.

13.4    Mandatory Disclosures

        Nothing in this Section 13 shall prevent any Party or any Secondary Recipient from complying with their disclosure obligations imposed by law or stock exchange regulations.

13.5    Injunctive Relief

        If and to the extent provided by applicable law, any violation by a Party or any Secondary Recipient of the provisions of this Section 13 shall entitle the disclosing Party to obtain injunctive relief without having to specifically establish irreparable harm or injury and without providing a bond or other collateral.

13.6    Announcements

        The Parties undertake that without the written consent of the other Parties neither Party shall make any public announcement regarding this Agreement, unless required by applicable law or stock exchange regulations applicable to the respective Party. At least 5 (five) days (or such shorter period agreed by the parties) prior to any permitted announcement the Party wishing to make the announcement shall notify the other Parties thereof, in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.


14.     Notices

        All notices and other communications hereunder shall be made in writing and shall be sent by telefax, mail or courier to the following addresses:

        If to Seller, to:

        U.S. Industries, Inc.
        Attn. General Counsel
        777 Flagler Drive Suite 1108
        West Palm Beach, Fl. 33041, USA
        Telefax No. (561) 514 3846

           with a copy to:
           Baker & McKenzie
           Attn. Ulrich Hennings

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BAKER & McKENZIE                43


           Friedrichstr. 79-80; D-l0117 Berlin
           Telefax No. (+49-30)20387 699

           and with regard to any Environmental Matters with a copy to:

           Edwards & Angell, LLP
           Attn. Eric J. Nemeth, Esq.
           51 John F. Kennedy Parkway
           Short Hills, NJ 07078 USA
           Telefax No. (+1-973) 376 3380

        If to Purthaser, to:

        c/o JP Morgan Partners, LLC
        Attn. Official Notices Clerk
        (FBO: Georg Stratenwerth)
        1221 Avenue of the Americas
        New York, New York 10020
        Telefax No. (212) 899-3401

           with a copy to:

           Freshfields Bruckhaus Deringer
           Attn. Dr. Peter Nussbaum / Dr. Ferdinand Fromholzer
           Pranner Str. 10
           80333 Munich
           Germany
           Telefax No. +49 89 20 70 21 00

        or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.


15.     Costs

        All costs, including fees, expenses and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. The fees for the notarial recording of this Agreement shall be borne by Purchaser. The fees, if any, for the clearance of the merger contemplated under this Agreement by the Bun-deskartellamt and other antitrust authorities shall be borne by the Purchaser.


16.     Miscellaneous

16.1.   Exhibits

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BAKER & McKENZIE                 44


        All Exhibits (and Appendices thereto) to this Agreement constitute a part of this Agreement. In the case of a conflict between any Exhibit (or Appendix thereto) and the provisions of this Agreement, the provisions of this Agreement shall prevail.

16.2    Entire Agreement

        This Agreement and the Exhibits (and Appendices thereto) shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

16.3    Amendments

        Any amendments to this Agreement (including amendments to this Section 16.3) shall be valid only if made in writing, unless another form is required by mandatory law.

16.4    Interpretation

        The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. All references to "Section" refer to the corresponding Section of this Agreement.
        All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" shall not limit the preceding words or terms.

16.5     German Terms

        If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

16.6    Assignment

        Without the written consent of the other Parties, no Party shall be entitled to assign any rights or claims under this Agreement. Seller hereby consents to the assignment of any claims of Purchaser under this Agreement to any banks or other lenders as collateral for any debt incurred by Purchaser or any Affiliate of Purchaser in connection with the financing of the Purchase Price or any obligations of Purchaser under this Agreement.

16.7    Foreign Currencies

        Any currency conversions shall be determined using the European Central Bank (ECB)'s fixing rates as published on the ECB's website (www.ecb.int) shortly after 2:15 p.m. CET, except as otherwise agreed herein, on the day which is one Business Day prior to the date on which the respective payments become due and payable. When such rates are not available on such date, Reuters world spot rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used.


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BAKER & McKENZIE                   45


16.8    Governing Law

        This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws. The Seller hereby appoints Baker & McKenzie, Berlin office, as its agent for service of process on the Seller.

16.9    Arbitration

        All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V.
        (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Frankfurt am Main. The language of the arbitration proceedings shall be English.

16.10   Partial Invalidity

        In the case that one or more provisions of this Agreement shall be invalid or unenforceable, this shall not affect the validity and enforceability of the other provisions of this Agreement In such case the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intention of the Parties associated with the invalid or unenforceable provision The same shall apply in the event that this Agreement contains any gaps (Vertragslucken).

16.11   Liability of Seller's Guarantor

        Seller's Guarantor assumes as its own and primary obligation all liabilities incurred hereunder or in connection with this Agreement by Seller so that the Seller and the Seller's Guarantor are jointly and severally liable for all obligations of the Seller under or in connection with this Agreement. Any statement made by the Seller shall also be deemed to have been made on behalf of the Seller's Guarantor.

16.12   Prohibited Tax Actions

        Purchaser shall not take any action or cause any Group Company to take any action other than in the ordinary course of business that will cause any additional portion of Seller's gain to be characterized as a dividend under Section 1248 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (such action being referred to herein as a "Prohibited Action"). Such Prohibited Ac-tions include but are not limited to (1) Purchaser making an election under Section 338 of the Code (or any corresponding elections under federal state, local, or foreign law), (2) liquidating any Group Company on or before September 30, 2002, (3) distributing any of any Group Company's assets on or before September 30, 2002 or (4)
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BAKER & McKENZIE

                                         46

        reorganizing any Group Company on or before September 30, 2002. In the event Purchaser does take such Prohibited Action, Purchaser shall indemnify Seller and the Group Companies for the tax cost (the "Incremental Tax Cost") resulting from the Purchaser taking the Prohibited Action. For this purpose, Incremental Tax Cost means: (i) the Taxes imposed on Seller as a result of the Sale of the Company; minus (ii) the Taxes that would have been imposed on Seller had Purchaser not taken such Prohibited Action.

     [Signatures illegible]

                                [COMPANY SEAL]